Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-132451

TETON ENERGY CORPORATION TETON ENERGY CORPORATION TETON ENERGY CORPORATION Karl F. Arleth President & CEO Dominic Bazile EVP & COO Bill Pennington EVP & CFO Toby Schultz Vice President of Production June 27, 2007 Teton Update

Forward Looking Statements This presentation may contain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from the Company's expectations due to changes in operating performance, project schedules, oil and gas demands and prices, and other technical and economic factors. We use certain terms in this presentation, such as "probable and possible" reserves that the SEC's guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with a reduced level of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. Corporate Headquarters Teton Energy Corporation 410 17th St., Suite 1850 Denver, CO 80202 www.teton-energy.com P: 303.565.4600 F: 303.565.4606 AMEX: TEC Investor Relations Contact Andrea Brown abrown@teton-energy.com P: 303.565.4600 F: 303.565.4606 TETON ENERGY CORPORATION www.teton-energy.com AMEX : TEC

Presentation Outline Company Overview Operational Review Financial Review Conclusion TETON ENERGY CORPORATION www.teton-energy.com AMEX : TEC

The Teton Story 2004 - Divested Russian assets 2005 - Core acquisitions-Rockies 2006 - Begin drillbit growth cycle 2007 - Significant drillbit, acquisitions growth COMPANY OVERVIEW www.teton-energy.com AMEX : TEC

Strategy 2005-2006: Goal-Relaunch the company Acquire high value non-operated working interests Leverage cash resources by focusing on resource plays Acquire risk discounted opportunities through negotiation-no auctions 2007-2010: Goal-Significant Market Capitalization Growth Drive growth through high-repeatability drilling inventory Acquire operated properties-control pace of CAPEX Make accretive acquisitions www.teton-energy.com AMEX : TEC COMPANY OVERVIEW

Q1 2007 Highlights www.teton-energy.com AMEX : TEC Drilled 8 wells in Piceance Connected initial pilot area in DJ Basin to sales Commenced testing on initial well in Williston Basin For the first time, reported Q1 gas sales in the DJ, oil sales in the Williston Hired Chief Operating Officer CORPORATE REVIEW

Presentation Outline Company Overview Operational Review Financial Review Conclusion TETON ENERGY CORPORATION www.teton-energy.com AMEX : TEC

87,032 gross acres 1 well testing (Bakken) Testing for commercial viability Williston Basin 6,314 gross acres 27 wells producing 3.4 MMcfd 36 wells planned for 2007 Piceance Basin Company Profile OPERATIONS REVIEW Market cap - $80* million Shares outstanding - 16.1** MM Stockholders' equity - $34.7** MM Debt outstanding - $1.0** MM AMEX - TEC *As of 6/18/07 **As of 3/31/07 www.teton-energy.com AMEX : TEC Denver-Julesburg Basin 266,572 gross acres 7 wells producing~350 Mcfd at Chundy 6 wells on sales at Grant 12,000 Gross / Net Acres (currently) Targets-Mowry Shale, Greybull Sand, Peay Sand Eastern Big Horn Basin

2007 IPAA Small Cap Piceance Basin *Well locations are approximate Garden Gulch Road Road Extension Gathering AMI Producing Wells WOC, WOPL, Drilling 2007 Proposed Locations Remaining Locations Infrastructure Status: Access road completed Phase 1 mesa gathering completed Mesa water line complete www.teton-energy.com AMEX : TEC OPERATIONS REVIEW

2007 IPAA Small Cap Piceance Topography OPERATIONS REVIEW MESA VALLEY Well Depth: 11,500' Well Depth: 9,000' www.teton-energy.com AMEX : TEC

Piceance Production / Drilling Profile www.teton-energy.com AMEX : TEC OPERATIONS REVIEW 27 15 Average Daily Production by Quarter (MMCFD) 3.42 MMCFD (5/16/07)

2007 IPAA Small Cap Proved Reserves (Piceance Only) www.teton-energy.com AMEX : TEC OPERATIONS REVIEW

2007 IPAA Small Cap Piceance Recap www.teton-energy.com AMEX : TEC Core Asset-5-7 year low risk drilling inventory 36 well program in 2007 Exit production 2005: 500 MCFD net 2006: 2.4 MMCFD net Q1 2007: 2.2 MMCFD net 2007 operational focus: Achieve quarterly drilling forecast Mesa well costs / CIG gas price Achieve consistent, year-round drilling program OPERATIONS REVIEW

2007 IPAA Small Cap DJ Basin Summary: 266,572 gross acres 25% working interest 20 wells drilled, 16 cased, 4 dry holes Chundy: 7 pilot wells connected to sales Producing~350 Mcfd Grant: 6 pilot wells connected to sales Future Value 1,355 risked potential gross locations (40 acre spacing) Dissolution Edge Permian Salt Oil Fields NE CO CO NE Big Springs Field Complex Waverly Field Complex Republican Field Complex Kinder Morgan 12 Kinder Morgan "Trailblazer" 36 Kinder Morgan 6" Kinder Morgan 4" Kinder Morgan "Pony Express" GRANT COMPLEX CHUNDY COMPLEX EAST BIG SPRINGS COMPLEX Teton Acreage Lead Areas Gas Fields 10 wells drilled 10 wells drilled 6 miles NORTH DAKOTA DENVER-JULESBURG NEBRASKA COLORADO www.teton-energy.com AMEX : TEC OPERATIONS REVIEW Frenchman Creek Teton / Targe DJ Basin AMI Targe AMI

DJ Basin Type Logs Chundy Grant www.teton-energy.com AMEX : TEC Noble Energy Inc. Jones 41-31 T5N R40W S31 Noble Energy Inc. Hagan 21-26 T10N R39W S26 OPERATIONS REVIEW NIOBRARA NIOBRARA GAS CHARGED ZONE GAS CHARGED ZONE

DJ Recap

Teton Energy Corporation

- Noble Energy Inc. 2006 participation agreement—$3MM, 20 well carry
- 7 pilot Chundy wells producing ~ 350 Mcfd
- Grant pilot connected to sales—continuing to test
- 90 well program, 50 sq. mile 2D-3D seismic for 2007
- Signed Frenchman Creek agreement with Targe. Teton will operate 9,000 gross acres (outside AMI with Noble).

2007 operational focus:

- Seismic program—April through July
- Drilling program—2nd half of 2007
- Frenchman Creek program with Targe

OPERATIONS REVIEW

www.teton-energy.com
AMEX : TEC
16

Williston Basin Pogo 2-17H Completing (Teton) Teton Acreage Proposed Location (Teton) Marathon 34-20H Pogo 1-17H 17 20 18 19 17 20 Summary: 87,032 gross acres 25% working interest 1 well currently testing Primary target Bakken Formation 300 MBO expected EUR 200-400 BOPD expected IP Rate Future Value 134 potential locations (640 acre spacing) www.teton-energy.com AMEX : TEC OPERATIONS REVIEW

2007 IPAA Small Cap Bakken Recap www.teton-energy.com AMEX : TEC Currently testing first tri-lateral well on 87,032 acre block Low geologic risk Bakken oil resource Horizontal drilling technology still moving up learning curve Multiple horizon opportunities: Bakken, Red River, Mission Canyon, Duperow 2007 operational focus: Determine Champion 1-25H commerciality Control well costs / price differentials OPERATIONS REVIEW

2007 IPAA Small Cap Eastern Big Horn Basin - Wyoming www.teton-energy.com AMEX : TEC Targets - Mowry Shale, Greybull Sand, Peay Sand 12,000 Gross/Net Acres Total Cost: $900,000 ($75 per net acre) Estimated EUR/Well: 1.5 Bcf, 100,000 BO Well Cost: $2.7 MM D&C (Greybull) Depth: 13,500' Gross Locations: 20 (Greybull) WI/NRI: 100%/81% (Teton will operate) 2007 operational focus: Drill one Greybull test well in 3rd-4th quarter Acquire ~ 20,000 total acres OPERATIONS REVIEW

Presentation Outline Company Overview Operational Review Financial Review Conclusion TETON ENERGY CORPORATION www.teton-energy.com AMEX : TEC

Q1-07* 2006** 2005** Market Capitalization $73,500 $75,751 $66,845 Gas Production (net) 202 MMcf 737 MMcf 90MMcf Revenue $1,068 $3,529 $707 Net (Loss) ($1,800) ($5,724) ($4,094) Cash on Hand $1,246 $4,325 $7,064 Debt $1,000 $0 $0 Capital Expenditures-Drilling $4,459 $16,933 $3,681 Acreage (gross) 359,918 360,078 201,565 Shares Outstanding (in thousands) 16,123 15,181 11,330 Stockholders' Equity $34,688 $33,767 $19,440 Total Assets $43,759 $41,244 $22,131 * As of March 31 ** As of December 31 Selected Financial & Operational Results www.teton-energy.com AMEX : TEC ($ in thousands except production, acreage, shares) FINANCIAL REVIEW

Financial Capacity *Less $11MM raised on 8/2/06; less $9MM raised on 5/16/07 ** As of March 31, 2007; advanced $3.0 million through May 16, 2007 for a total of $4 million outstanding ***Closed May 16, 2007 FINANCIAL REVIEW www.teton-energy.com AMEX : TEC

2007 CAPEX vs. Historical FINANCIAL REVIEW DJ Basin Piceance Piceance Forecast www.teton-energy.com AMEX : TEC 90 (est.) (est.)

Hedge Position - Piceance Costless Collar $7.25 / MMBtu CIG ceiling* $6.00 / MMBtu CIG floor* 30,000 MMBtu per month hedged for 2007 Additional Hedge Position-Fixed Price Swap Strike Price $5.78 / MMBtu 30,000 MMBtu per month July 2007-October 2008 www.teton-energy.com AMEX : TEC FINANCIAL REVIEW *Represents CIG Inside FERC settlement price

Presentation Outline Company Overview Operational Review Financial Review Conclusion TETON ENERGY CORPORATION www.teton-energy.com AMEX : TEC

Long Term Value Creation www.teton-energy.com AMEX : TEC 2005 2006 2007 Focused on 3-5 year stock performance Strong results ('05, '06) Resource play focus Experienced team in place Market cap: Piceance acreage value Option value on DJ and Williston Poised for future growth CONCLUSION